                  PRECISION CASTPARTS CORP.
                    4600 S.E. Harney Drive
                 Portland, Oregon  97206-0898

                  _________________________

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        AUGUST 2, 1995

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Precision Castparts Corp. (Company) will be held in the Intermediate Theater of the Portland
Center for the Performing Arts, 1111 SW Broadway,
Portland, Oregon, on Wednesday, August 2, 1995, at
2:00 p.m., Pacific Time, for the following purposes:

          (1) to elect two directors to serve terms of three years and one director to serve a term of one year;

          (2)  to ratify the appointment of Price
          Waterhouse as auditors of the Company for fiscal year 1996; and

          (3)  to transact any other business properly
          brought before the meeting or any adjournment thereof.

          Shareholders of record at the close of business on June 2, 1995 will be entitled to vote at the meeting.
The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

          Your vote is important. Whether or not you plan to attend the meeting, please promptly sign, date and return the enclosed proxy card in the return envelope provided. Please mark the appropriate box on the proxy card if you plan to attend the meeting in order for the Company to prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will have that privilege.

                         By Order of the Board of
                         Directors



                         Roy M. Marvin
                         Secretary


Portland, Oregon
June 29, 1995

                  PRECISION CASTPARTS CORP.
                    4600 S.E. Harney Drive
                 Portland, Oregon  97206-0898
                    ______________________

                       PROXY STATEMENT
                    ______________________

          A proxy in the accompanying form is solicited by the Board of Directors of Precision Castparts Corp.
(Company) for use at the 1995 Annual Meeting of Shareholders to be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW
Broadway, Portland, Oregon, on Wednesday, August 2, 1995, at 2:00 p.m., Pacific Time, or at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy form are first being sent to shareholders is July 5, 1995.

          The power of the proxy holders will be
suspended if the person executing the proxy is present at the meeting and elects to vote in person. Any proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company. The shares represented by each valid, unrevoked proxy will be voted in accordance with the instructions specified in the proxy, if given.
If a signed proxy is returned without instructions, it will be voted for the nominees for directors, for the approval of the proposals presented and in accordance with the recommendations of management on any other business that may properly come before the meeting or matters incident to the conduct of the meeting.


















                            Page 1

              PROPOSAL 1:  ELECTION OF DIRECTORS

           The Board of Directors Recommends a Vote
                      "For" All Nominees

       The Board of Directors of the Company, pursuant to the Company's Bylaws, is divided into three classes, and the term of office of one class expires each year.
Peter R. Bridenbaugh and Steven G. Rothmeier are nominees for election at this meeting for three-year terms expiring in 1998. Don R. Graber is a nominee for election at this meeting for a one-year term expiring in 1996. If any of the nominees for director becomes unavailable for election for any reason (none being currently known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes.

       Under the Company's director retirement policy, Edward H. Cooley, Don C. Frisbee and Kenneth H. Pierce will retire coincident with the 1995 Annual Meeting of Shareholders. In addition, Harry C. Stonecipher tendered his resignation in January, 1995 following his appointment as Chief Executive Officer of McDonnell
Douglas Corporation. In May, 1995 the Board of Directors appointed Mr. Bridenbaugh to fill the position vacated by Mr. Stonecipher, and appointed Mr. Graber to a newly created director position in the class with a term expiring at the 1996 Annual Meeting. The Board of
Directors also amended the Company's Bylaws to provide that the number of directors shall be at least seven and no more than twelve, and determined that the number of directors within this range shall be seven effective immediately following the 1995 Annual Meeting of Shareholders.

          The following table briefly describes the Company's nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

    Name, Age, Principal Occupation       Director     Term
        and Other Directorships            Since     Expires

                           Nominees
Peter R. Bridenbaugh - 55                    1995      1995
Executive Vice President and
Chief Technical Officer, Aluminum
Co. of America, an integrated producer
of aluminum parts; from 1991-1994,
                            Page 2

Executive Vice President, Science
and Technology, Engineering,
Safety & Health, Aluminum Co. of
America

Don R. Graber - 49                           1995      1995
Group Vice President and President
of U.S. Household Products Group of
The Black & Decker Corporation, a marketer
and manufacturer of household products;
from 1992 to 1994, President of
Black & Decker International Group

Steven G. Rothmeier - 48                     1994      1995
Chairman and Chief Executive Officer of
Great Northern Capital, a private
investment and merchant banking firm,
since March, 1993; formerly
President of IAI, Inc.  Director of
Honeywell, Inc., Metropolitan Financial
Corporation, E. W. Blanch Holdings, Inc.,
and Department 56, Inc.

                Directors Whose Terms Continue

Howard W. Hill - 68                          1983      1996
Chairman of the Board of Directors of
Zero Corporation, manufacturer of
enclosures for the electronics and
computer industries

Roy M. Marvin - 64                           1967      1996
Vice President - Administration
and Secretary of the Company

William C. McCormick - 61                    1986      1997
Chairman of the Company since October,
1994; President and Chief Executive
Officer of the Company since August
1991; from 1985-91, President and Chief
Operating Officer of the Company

Dwight A. Sangrey - 55                       1990      1997
Senior Associate, American Council
on Education; until October, 1994,
President and Chief Executive Officer of
Oregon Graduate Institute of Science &
Technology; Director of Northwest
Natural Gas Company

          Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is
                            Page 3
present at the meeting. Abstentions and broker non-votes will be treated as shares present and not voting.

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's Common Stock as of May 1, 1995 by each director, each person who became a director after May 1, 1995, by the Chief Executive
Officer, by each of the other four most highly compensated executive officers, and by the directors and executive officers of the Company as a group:

                      Number of Shares        Percent of
        Name         Beneficially Owned   Outstanding Shares
_________________________________________________________
Peter R. Bridenbaugh              0  (1)          *
Edward H. Cooley          1,137,014  (2)         5.6
Mark Donegan                  5,447  (3)          *
Don C. Frisbee               11,475  (4)          *
Don R. Graber                     0  (1)          *
Howard W. Hill               15,750  (5)          *
William D. Larsson           27,219  (6)          *
Roy M. Marvin                62,992  (7)          *
William C. McCormick         84,906  (8)          *
Kenneth H. Pierce            41,173  (9)          *
Steven G. Rothmeier           1,500               *
Dwight A. Sangrey             3,900 (10)          *
Peter G. Waite               42,948 (11)          *
All directors and
  executive officers
  as a group
  (13 persons)            1,298,467 (12)         6.4

[FN]
__________

*Less than 1 percent of the Company's outstanding shares of Common Stock.

  (1) Messrs. Bridenbaugh and Graber were appointed as directors after May 1, 1995.

  (2) Includes 46,550 shares owned by Mrs. Cooley as of May 1, 1995, as to which Mr. Cooley disclaims beneficial ownership.


                            Page 4

  (3) Includes 5,447 shares subject to options that are exercisable or become exercisable by Mr. Donegan within 60 days after May 1, 1995.

  (4)     Includes 975 shares held jointly with Mrs.
Frisbee; includes 8,250 shares subject to options that are exercisable or become exercisable by Mr. Frisbee within 60 days after May 1, 1995.

  (5)     Includes 7,500 shares held in the Hill Family
Trust and 8,250 shares subject to options that are exercisable or become exercisable by Mr. Hill within 60 days after May 1, 1995.

  (6) Includes 24,969 shares subject to options that are exercisable or become exercisable by Mr. Larsson within 60 days after May 1, 1995.

  (7) Includes 41,121 shares held jointly with Mrs. Marvin; includes 21,871 shares subject to options that are exercisable or become exercisable by Mr. Marvin within 60 days after May 1, 1995.

  (8) Includes 17,396 shares subject to options that are exercisable or become exercisable by Mr. McCormick within 60 days after May 1, 1995.

  (9) Includes 8,250 shares subject to options that are exercisable or become exercisable by Mr. Pierce within 60 days after May 1, 1995.

 (10) Includes 3,750 shares subject to options that are exercisable or become exercisable by Mr. Sangrey within 60 days after May 1, 1995.

 (11) Includes 4,875 shares owned by children of Mr. Waite. Includes 37,674 shares subject to options that are exercisable or become exercisable by Mr. Waite within 60 days after May 1, 1995.

 (12) Includes 135,857 shares subject to options that are exercisable or become exercisable within 60 days after May 1, 1995.







                            Page 5

              COMPENSATION OF EXECUTIVE OFFICERS

       Report of the Compensation Committee on Executive
                         Compensation

          The Compensation Committee of the Board of
Directors (Committee) is composed of three non-employee directors, of whom two remain following the resignation as a director of Mr. Stonecipher in January, 1995.
Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. Following such determination by the Committee, issues concerning officer compensation are submitted to the Board of Directors for approval. Directors who are also officers of the Company do not participate in this approval process. The
Committee also is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

          The Company's compensation policies for
officers (including the named executive officers) are designed to fairly compensate the Company's executives and to provide incentive for the executives to manage the Company's business effectively for the benefit of its shareholders. To assist the Compensation Committee and the Board of Directors in achieving those ends, in fiscal
1994 the Company retained the services of an independent consultant with special expertise in compensation matters to assist in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders.

          The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company, and to provide incentive for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the current policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants.
                            Page 6

          Section 162(m) of the Internal Revenue Code of
1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by the Company generally do not exceed this limit. However, upon exercise of nonqualified stock options, the excess of current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed
$1,000,000. Under proposed regulations, the $1,000,000 cap on deductibility will not apply to option spread compensation from exercise of a nonqualified stock option that meets certain requirements. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations.

          Executive Officer Compensation Program.  The
Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

          Salary. Base salary ranges for each of the Company's executive officers were established in fiscal
1994 relative to companies of comparable size and to a comparator group which consisted of fifteen companies (of which five were major business units of large, diversified companies) in the aerospace/defense and machinery/machine tool industries in which the Company competes for employees, as determined by surveys reported by the Company's compensation consultant in 1994. In determining individual salaries within the established ranges, the Committee took into account individual experience, job responsibility and individual performance during the prior year. The Committee did not assign a specific weight to each of these factors in establishing individual base salaries.

          In determining 1995 salaries, the Compensation
Committee weighed the 1994 salaries relative to the ranges established in fiscal 1994, reviewed salaries of executives of similar companies, and made specific adjustments to the 1994 compensation levels as determined by the Committee to be appropriate in the circumstances.
As a result, base salaries paid to the Company's executive officers in fiscal 1995 remained moderately below the 50th percentile of the range of salaries of the comparator companies considered by the Committee in the
                            Page 7

1994 survey. All of the companies included in the comparator group are part of the S&P Aerospace Index included in the Return to Shareholders Performance Graph.

          Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives and other employees to achieve predetermined
Division and Company performance objectives.  For fiscal
1995, the Company maintained three separate cash bonus plans that included executive officers of the Company:
the Corporate Executive Bonus Program (in which Messrs.
McCormick, Larsson and Marvin participated), the Structurals Division Executive Bonus Program (in which
Mr. Donegan participated), and the Airfoils Division
Executive Bonus Program (in which Mr. Waite participated). No executive officer participates in more than one bonus plan; however, the Corporate Executive
Bonus Program allows for special awards to non-participants, including Messrs. Waite and Donegan, under circumstances approved by the Compensation Committee.

          Under the Corporate Executive Bonus Program, at the beginning of each year the Compensation Committee establishes threshold, target and maximum bonus amounts for each executive officer, expressed as a percentage of the executive officer's base salary. Maximum bonus amounts under the Corporate Executive Bonus Program in fiscal 1995 ranged from 80 percent to 100 percent of base salary. Performance under the Corporate Executive Bonus
Program is measured based on four performance elements:
earnings per share, operating working capital per sales dollar, gross margin percent and return on equity. An actual return on equity of at least 10 percent is required before an initial bonus is awarded. Assuming a 10 percent return on equity is achieved, actual financial results of the Company are measured for each performance element using a point system, and translated to a "bonus factor" percentage. The bonus factor is applied to the participant's targeted bonus percent under the plan, and the product is multiplied by eligible compensation to determine the initial bonus amount. The final bonus amount paid to an eligible executive officer is determined by the Compensation Committee, which has discretion to increase or decrease the formula-derived initial bonus amount in the event of major unexpected changes in operations or unusual adjustments during the fiscal year, or to reflect individual performance.
                            Page 8

          Bonuses under the Airfoils Division Executive
Bonus Program and the Structurals Division Executive
Bonus Program are also formula-derived, and principally rely upon formulas used under the respective divisional quarterly cash bonus ("QCB") programs in which all other
Airfoils and Structurals Division employees participate.
Among the factors included in the formulas are the respective division's operating profit, expected return on assets and, in the case of the Structurals Division's
QCB and Executive Bonus Programs, the level of achievement of pre-determined variable cost goals. The formula also considers the potential award percentage established by the Compensation Committee for the executive officers who participate in the Airfoils
Division and Structurals Division Executive Bonus
Programs, which was 95 percent of base salary for fiscal
1995. As with the Corporate Executive Bonus Program, the initial bonus award under either the Structurals Division
Executive Bonus Program or the Airfoils Division
Executive Bonus Program may be increased or decreased in the event of major unexpected changes in operations or unusual adjustments during the fiscal year, or to reflect individual performance.

          Bonus awards for fiscal 1995 to executive officers were formula-derived, and no discretionary awards were approved by the Compensation Committee under its discretionary power, except with respect to Mr.
Donegan, for whom a special award was made under the Corporate Executive Bonus Program to reflect individual performance.

          Stock Options.  Under the Company's
compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's 1994 Stock
Incentive Plan, the Board of Directors or the Compensation Committee may grant options to purchase
Common Stock of the Company to key employees of the Company and its subsidiaries. Approximately 140 persons, including all of the Company's executive officers, currently participate in the Stock Incentive Plan. The
Board of Directors makes annual grants of nonstatutory options to acquire the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of grant (the closing sale price on the New York Stock Exchange on the grant date). The number of shares subject to option grants to executive officers is normally determined by formula, on a basis
                            Page 9
intended to match the reward potential of the participant's current bonus opportunity level (the percent of base salary described under Cash Bonuses, above), if the underlying share price doubles over the five-year period following the date of grant. Assuming a current stock price of $30, an employee with a bonus opportunity level of $125,000 would receive an option to purchase 4,167 shares ($125,000 divided by the $30 gain achieved by a doubling of stock value to $60). The options vest in 25 percent increments over the four-year period following grant. All nonstatutory stock options granted to date become fully exercisable upon a change in control of the Company.

          Chief Executive Officer Compensation.  The
Committee determined the Chief Executive Officer's compensation for fiscal 1995, with the final approval of the Board of Directors. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for companies of comparable size and industry identified in the consultant's 1994 comparator group and upon a review of the Chief Executive Officer's performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary, the Chief Executive
Officer's salary was set moderately below the median base salary of the comparator companies reviewed by the Committee. The Chief Executive Officer's bonus for fiscal 1995 was determined under the Corporate Executive
Bonus Program formula described under Cash Bonuses, above, based upon the level of achievement of Company performance objectives for fiscal 1995, and was not increased or decreased under the Committee's discretionary powers. Option grants were determined under the formula described under Stock Options, above.

                                   Don C. Frisbee
                                   Steven G. Rothmeier


Compensation Committee Interlocks and Insider Participation.

          There are none.







                            Page 10

Summary Compensation Table

          The following table sets forth compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                                           Long-Term
                                                                          Compensation
                                    Annual Compensation(1)                   Awards
                         ________________________________________   ___________________________

    Name and                                           Other          Number        All
   Principal                                           Annual           Of         Other
    Position           Year     Salary  Bonus (2) Compensation (3) Options (4)Compensation(5)
_________________________________________________________________   ___________________________

William C. McCormick   1995   $388,334  $313,386       $1,031         16,612     $  4,633
  Chairman, President  1994    328,542   164,886            0         18,000        3,721
  and Chief Executive  1993    315,000   110,000            0         27,193        2,160
  Officer

Peter G. Waite         1995    274,167   372,456          659         11,213        1,267
  Executive Vice       1994    242,292   250,893            0         12,757            0
  President - Airfoils 1993    235,000    89,300            0         17,223            0

Mark Donegan           1995    204,167    91,680            0          8,306       39,016
  Executive Vice       1994    173,042    85,996            0          7,714       61,984
  President -          1993    127,254    75,311            0         10,489            0
  Structurals

William D. Larsson     1995    173,125   125,689            0          6,689          418
  Vice President and   1994    155,750    70,350            0          7,383          354
  Chief Financial      1993    146,458    50,000            0         10,641          296
  Officer

Roy M. Marvin          1995    152,084    98,246            0          5,246        1,404
  Vice President -     1994    143,666    57,682            0          6,492        1,292
  Administration and   1993    136,459    50,000            0          9,324        1,067
  Secretary

                                     Page 11

[FN]
__________

(1) Includes compensation deferred at the election of the executive officers under the Company's 401(k) Plan or under the Company's Executive Deferred Compensation Plan.
Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer a percentage of their eligible compensation (such percentage to be selected by the participant from a range selected by the administrator of the Plan, but subject to limitations under the Internal Revenue Code). Amounts deferred by an employee are deposited by the Company in a trust to be invested for the employee's benefit pending distribution to the employee after termination of employment or upon in-service withdrawal at the request of the employee due to extraordinary hardship. The Company has not made any contributions under the 401(k) Plan.

(2) These amounts are cash awards under the bonus plans described under Cash Bonuses in the Report of the Compensation Committee on Executive Compensation.

(3)  Under the Company's Executive Deferred Compensation
Plan, a participant may elect to defer salary and/or bonus on an unsecured basis, and may select one of three performance options: S&P 500 Index, Company Common
Stock, or Prime Plus 2. The figure shown represents earnings on amounts deferred at the election of the named executive officer to the extent earnings exceeded 120% of the applicable federal long-term rate.

(4) Represents shares of Common Stock issuable upon exercise of nonstatutory stock options granted under the Company's 1994 Stock Incentive Plan described under Stock
Options in the Report of the Compensation Committee on Executive Compensation. Numbers of options for 1993 and 1994 have been adjusted for the subsequent 3-for-2 stock split.

(5) Includes $61,852 and $38,818 in reimbursed relocation expense for Mr. Donegan in 1994 and 1995, respectively. All other amounts for named executive officers represent term life insurance premiums paid by the Company.



                            Page 12

Option Grants in Last Fiscal Year

          The following table provides
information regarding stock options granted to executive officers in fiscal 1995.

                                                                      Potential
                                                                 Realizable Value at
                                                                    Assumed Annual
                                                                 Rates of Stock Price
                                                                     Appreciation
                               Individual Grants                 for Option Term (2)
                    __________________________________________   ____________________
                               Percent of
                                 Total
                  Number of     Options
                  Securities   Granted to
                  Underlying   Employees    Exercise    Expira-
                   Options     in Fiscal     Price        tion
    Name         Granted (1)      Year     per Share      Date       5%        10%
__________________________________________________________________________
____________
William C. McCormick  16,612       9.2       $22.875   10/28/04    $238,980  $605,621

Peter G. Waite        11,213       6.2        22.875   10/28/04     161,310   408,791

Mark Donegan           8,306       4.6        22.875   10/28/04     119,490   302,811

William D. Larsson     6,689       3.7        22.875   10/28/04      96,228   243,860

Roy M. Marvin          5,246       2.9        22.875   10/28/04      75,469   191,253




                                     Page 13

[FN]
__________
(1) Options are granted at an exercise price equal to fair market value at the date of grant (the closing sale price on the New York Stock Exchange on the grant date).
Options become exercisable to the extent of 25 percent of the shares one year after the date of grant and to the extent of 25 percent of the shares each year thereafter.
Under the terms of the Company's 1994 Stock Incentive
Plan, each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each of the options is subject to early termination in the event of termination of employment.
Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement, and six months after termination of employment for any other reason.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term, and do not represent the Company's estimate or projection of the future stock price.


Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values.

          The following table indicates (i) stock options exercised by executive officers during fiscal 1995, including the value realized on the date of exercise,
(ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of the Company's fiscal year-end, April 2, 1995 and (iii) the value of "in-the-money" options at April 2, 1995.










                            Page 14

                                                                        Value of
                                                  Number of           Unexercised
                                                 Unexercised          In-the-Money
                      Shares                     Options Held           Options
                     Acquired     Value       at Fiscal Year-End   at Fiscal Year-End
                        on       Realized       (Exercisable/        (Exercisable/
        Name         Exercise      (1)          Unexercisable)     Unexercisable) (2)
__________________________________________________________________________
__________
William C. McCormick 127,141    $1,370,477      17,396/46,839     $165,727/$377,410

Peter G. Waite        55,560       619,839      37,674/31,546       244,810/250,569

Mark Donegan          17,795        74,933       5,447/20,201        30,178/155,726

William D. Larsson    17,125        94,994      24,969/18,787       173,187/150,546

Roy M. Marvin         25,858       218,230      21,871/15,865       151,803/130,057
















                                     Page 15

[FN]
__________

(1) Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.

(2) Value of unexercised options equals the fair market value of a share into which the option can be converted at April 2, 1995 (market price $26.125), less exercise price, times the number of options outstanding.





































                              Page 16

Return to Shareholders Performance Graph

          The following line graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P 500 Index and a peer group consisting of companies included in the S&P Aerospace Index. In addition, the graph includes a comparator group selected by the Company. The comparison assumes that $100 was invested on April 1, 1990 in the Company's Common Stock and in each of the foregoing indices, and in each case assumes the reinvestment of dividends.

     The following is a description of graphic material omitted from the current filing:

Graph title:   PRECISION CASTPARTS CORP.
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
RETURN
Type of Graph: Line Graph

X-Axis Information: Years from left to right 1990, 1991,
1992, 1993, 1994, 1995

Y-Axis Information:  Dollars from bottom to top 0, 20, 40,
60, 80, 100, 120, 140, 160, 180, 200, 220.

Specific Data Points:

                                MEASUREMENT PERIOD
                              (fiscal year covered)
                    1990    1991    1992   1993    1994    1995
______________________________________________________________
S&P 500              100     114     127    146     149     172
S&P Aerospace        100     108     114    129     168     202
Aerospace
  Comparator
  Group (1)          100      81      64     46      47      52
PCC                  100     126      87     73     108     127







                              Page 17

[FN]
__________
(1) The Aerospace Comparator Group consists of Hexcel Corporation; Rohr, Inc.; Sequa Corporation; SPS Technologies, Inc.; and Wyman-Gordon Company. The Company believes these companies to be representative of public companies which have as predominate portions of their operations the supply of metal parts for use in the production and/or refurbishment of aerospace products, as does the Company. Performance information of the Aerospace Comparator Group is supplied on a voluntary basis and is in addition to required performance disclosure.


Retirement Plan

          The Company maintains a Retirement Plan under which all eligible domestic employees, including officers and those directors who are full-time employees, receive benefits at retirement based on average monthly salary in the five consecutive years of highest compensation (exclusive of bonuses) and length of service with the Company. Employees do not contribute to the Retirement Plan, and the amount of the Company's annual contribution is based on an actuarial determination. The Retirement Plan provides that a participant's accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the Retirement Plan upon termination of the Retirement Plan following a change in control of the Company.

          The Company maintains a Supplemental Executive Retirement Plan ("SERP") to provide supplemental retirement benefits to certain key employees selected by the Compensation Committee. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 25 years of service. The supplemental retirement benefit is designed to pay a basic monthly benefit equal to 55 percent of Final Average Pay (as defined in the Retirement Plan, but including one-half of any bonus and all of any deferred compensation) minus both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit (as defined in the Retirement
Plan). For participants retiring with less than 25 years of service at age 65, the



                              Page 18
basic benefit under the SERP formula before offset is reduced by 1/25 for each year less than 25. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. For participants retiring with more than 25 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 25, minus (c) both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. The SERP benefit for any participant who is a five-percent shareholder of the Company over a 20-year period is half the amount otherwise provided under the SERP. The SERP provides for lump-sum payment of an accelerated vested benefit in the event of termination of employment following a change in control of the Company.
Each of the executive officers of the Company has been designated as a participant in the SERP.

          The following table shows the estimated annual benefits payable under the Company's Retirement Plan and SERP to employees upon normal retirement (age 65) as of April 2, 1995. The table assumes, for purposes of calculating the SERP portion of the estimated annual benefit, that the employee receives an annual bonus equal to one-third of salary in each year used in computing the five-year average salary at retirement. Individual variations in bonus awards will result in adjustments to the SERP component of the estimated annual benefit. The amounts listed are net of an actuarially determined offset for estimated Social Security benefits.
















                              Page 19

   Highest
  Five-Year
   Average
  Salary at                 ESTIMATED ANNUAL RETIREMENT BENEFITS
  Retirement              Credited Years of Service at Retirement
__________________________________________________________________________
__
                    10        15        20        25        30        35
__________________________________________________________________________
__
    $150,000     $ 24,695  $ 43,362  $ 62,612  $ 81,862  $ 86,237  $ 90,612
     160,000       26,679    47,212    67,745    88,279    92,945    97,612
     180,000       31,812    54,912    78,012   101,112   106,362   111,612
     240,000       47,212    78,012   108,812   139,612   146,612   153,612
     280,000       57,479    93,412   129,345   165,279   173,445   181,612
     330,000       70,312   112,662   155,012   197,362   206,987   216,612
     350,000       75,445   120,362   165,279   210,195   220,404   230,612
     380,000       83,145   131,912   180,679   229,445   240,529   251,612
     400,000       88,279   139,612   190,945   242,279   253,945   265,612
     450,000      101,112   158,862   216,612   274,362   287,487   300,612














                                     Page 20

          Benefits payable under the Retirement Plan are computed on an actuarial basis. The following table shows the number of credited years of service and the fiscal 1995 salaries, for purposes of the benefit table above, for the five officers named in the Summary Compensation Table.

                            Credited Years  Fiscal 1995
   Name of Individual         of Service       Salary
____________________________________________________________
William C. McCormick               10        $388,334
Peter G. Waite                     14         274,167
Mark Donegan                        9         204,167
William D. Larsson                 15         173,125
Roy M. Marvin                      33         152,084

Severance Agreements

          The Company's senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee's annual salary and bonus (on an after excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreement). Messrs. McCormick, Waite, Donegan, Larsson and Marvin have each entered into a severance agreement.


















                              Page 21

    PROPOSAL 2:  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors recommends a vote "For" Proposal 2.

          On May 17, 1995, the Board of Directors appointed Price Waterhouse to act as auditors of the Company's financial statements for the fiscal year ending March 31, 1996, subject to ratification of the appointment by the shareholders. Representatives of Price Waterhouse will be present at the annual meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

          If a majority of the shares entitled to vote is present at the meeting, the proposal will be adopted if more shares are cast for the proposal than are cast against the proposal. Abstentions and broker non-votes will be treated as shares present and not voting.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The Company's outstanding voting securities at the close of business on June 2, 1995 consisted of 20,267,497 shares of common stock, without par value (Common Stock), each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on June 2, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

          The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common
Stock on May 1, 1995.

 Name and Address of          Number of       Percent of
   Beneficial Owner          Shares Owned Outstanding Shares
_____________________________________________________________
State Farm Mutual Automobile  1,931,000 (1)      9.6
  Insurance Company
  One State Farm Plaza
  Bloomington, IL  61710

The Prudential Insurance      1,861,317 (1)      9.2
  Company of America
  751 Broad Street
  Newark, NJ  07102-3777




                              Page 22

Edward H. Cooley              1,137,014 (2)      5.6
  4600 S.E. Harney Drive
  Portland, OR  97206-0898

Wellington Management Company 1,049,705 (1)      5.2
  75 State Street
  Boston, MA  02109
[FN]
__________
(1) Based on information contained in a Form 13G filed by the shareholder.

(2)  Includes 46,550 shares owned by Mrs. Cooley as of May 1,
1995, as to which Mr. Cooley disclaims beneficial ownership.

           BOARD COMPENSATION, ATTENDANCE AND COMMITTEES

          In fiscal 1995, the Company's Board of Directors met in person four times, and once telephonically. The Company's directors, other than full-time employees, were paid $15,000 per year plus $1,500 for each Board meeting attended in person, $750 for each telephonic board meeting attended after February 1, 1995, and $750 for each committee meeting attended in person. Nonemployee directors are also eligible to receive a per diem of up to $1,000 in the event the director is requested to perform additional service beyond that normally expected of directors. Mr. Rothmeier received a $750 per diem payment in fiscal 1995. Each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of which he was a member, except Mr. Stonecipher, who attended 60 percent of the meetings held prior to his resignation in January, 1995.

          Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (Nonemployee Director) is eligible to receive options under the 1987 Nonemployee Directors' Option Plan (Directors'
Plan). The option price for all options granted under the Directors' Plan is the fair market value of the Common Stock on the date the option is granted. On the date of each annual meeting of shareholders, each new Nonemployee Director is automatically granted an option to purchase 1,000 shares of Common Stock at the time of his or her initial election to the Board. Each Nonemployee Director who is re-elected at such meeting or who continues in office, serving a term for which such director was previously elected, is also automatically granted an option to purchase 1,000 shares of Common Stock. On the date of the 1994 Annual Meeting of Shareholders, Messrs. Frisbee, Hill, Pierce, Sangrey, Rothmeier and Stonecipher each were automatically granted an
                              Page 23
option for 1,000 shares of Common Stock at an exercise price of $37.00 per share, before adjustment for the subsequent 3:2 stock split. All options have a 10-year term from the date of grant. Each option becomes exercisable for 25 percent of the number of shares covered by the option at the end of each of the first four years of the option term. Options may be exercised only while the optionee is a director of the Company, within one month after the date the optionee terminates service as a director or within one year after the optionee's death, disability or retirement under the Company's policy requiring retirement of directors. Options become fully exercisable upon normal retirement or in the event a director resigns or is removed within 12 months of a change in control of the Company. Mr. Stonecipher also received 2,000 shares of common stock in consideration of his service as Chairman, before adjustment for the subsequent 3-for-2 stock split.

          The Board of Directors has five standing committees. The Compensation Committee makes recommendations to the Board of Directors concerning officers' compensation and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation" above. Its members are Messrs. Frisbee and Rothmeier. The Nominating Committee makes recommendations to the Board of Directors concerning nominees to the Board of Directors. Its members are Messrs. Cooley, McCormick, Pierce, Rothmeier and Sangrey. The Executive Committee has authority to exercise the power of the Board of Directors, with certain exceptions, between meetings of the Board of Directors. Its members are Messrs. Cooley, Frisbee, Hill and McCormick. The Audit Committee meets with management, internal auditors and the Company's independent public accountants, who have access to the Audit Committee with and without the presence of management representatives. The Audit Committee is composed of Messrs. Hill, Pierce, Rothmeier and Sangrey. The Environmental Committee meets quarterly with the Company's Environmental Affairs Manager to monitor and advise on environmental matters concerning the Company. The Environmental Committee is composed of Messrs. Marvin and Sangrey. The Compensation Committee met three times separate from Board meetings, the Audit Committee met two times and the Environmental Committee met four times in fiscal 1995. The Nominating Committee and the Executive Committee did not hold meetings separate from Board meetings in fiscal 1995. Shareholders who wish to submit names to the Nominating Committee for consideration should do so in writing between May 24, 1996 and June 18, 1996, addressed to the Nominating Committee, c/o Corporate Secretary, Precision Castparts Corp., 4600 S.E. Harney Drive, Portland, Oregon 97206-0898, setting forth (a) as to each nominee whom the shareholder
                              Page 24
proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and
(b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

         COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended April 2, 1995, each of its executive officers, directors and persons who own more than 10 percent of the Company's Common Stock, none being known, complied with all applicable Section 16(a) filing requirements.

                           ANNUAL REPORT

          The Company's Annual Report for the fiscal year ended April 2, 1995 is transmitted herewith.

                  METHOD AND COST OF SOLICITATION

          The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally or by telephone. The Company has also engaged Morrow & Co. to assist in the solicitation of proxies, at a cost of $5,000. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to execute proxies.




                              Page 25

              OTHER BUSINESS/DISCRETIONARY AUTHORITY

          The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote in accordance with the recommendations of the Board of Directors.

                       SHAREHOLDER PROPOSALS

          A shareholder proposal to be considered for inclusion in proxy material for the Company's 1996 Annual
Meeting of Shareholders must be received at the principal executive offices of the Company not later than March 3, 1996.

          Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped, return envelope.


                              Roy M. Marvin
                              Secretary



Portland, Oregon
June 29, 1995




















                              Page 26